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                                                                Exhibit 99(m)(9)



                         Service and Distribution Plan

                              Class II Shares of

               Munder Framlington Global Financial Services Fund
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                         SERVICE AND DISTRIBUTION PLAN

     WHEREAS, The Munder Framlington Funds Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of the Trust are currently divided into series of shares, one of which is designated as Munder Framlington Global Financial Services Fund (the "Fund");

     WHEREAS, shares of beneficial interest of the Fund are divided into classes of shares, one of which is designated Class II;

     WHEREAS, the Trust employs Funds Distributor, Inc. (the "Distributor") as distributor of the securities of which it is the issuer;

     WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

     WHEREAS, the Trust, on behalf of the Fund, intends to enter into Selected Dealer Agreements and other distribution or shareholder servicing agreements ("Agreements") with various service organizations ("Service Organizations") either directly or through the Distributor, pursuant to which the Service Organization will make available or service Class II Shares or will offer Class II Shares for sale to the public; and

     WHEREAS, this Service and Distribution Plan (the "Plan") was adopted and approved by the Trust on February 14, 2000;

     NOW, THEREFORE, the Trust hereby adopts on behalf of the Fund with respect to its Class II shares, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1.   A.   The Fund is authorized to pay to the Distributor, as the
distributor of the Class II shares of the Fund, or pay directly to a Service Organization a fee for distribution of the shares at the rate of 0.75% on an annualized basis of the average daily net assets of the Fund's Class II shares, provided that, at any time such payments is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

          B. In addition to the distribution fee distributed above, the Fund is authorized to pay to the Distributor, as the distributor of the Class II shares of the Fund, or pay directly to a Service Organization a service fee at the rate of .25% on an annualized basis of the average daily

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net asset of the Fund's Class II shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Securities Association of Dealers, Inc.

     2. The amount set forth in paragraph 1.A. of this Plan may be used by the Distributor or paid directly to a Service Organization for any activities or expenses primarily intended to result in the sale of the Class II shares of the Fund, including, but not limited to, payment of compensation, including incentive compensation, to the Distributor or a Service Organization to obtain various distribution related and/or administrative services for the Fund. These services include, among other things, processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in answering questions concerning the Fund and their transactions with the Fund. Such amount may also be used to pay for advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this Plan hereby authorizes payment by the Fund of the cost of preparing, printing and distributing the Fund's Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

     The amount set forth in paragraph 1.B. of this Plan may be used by the Distributor or paid directly to a Service Organization for any activity intended to result in the servicing of shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

     3. This Plan shall not take effect with respect to the Class II Shares of the Fund until it has been approved by a vote of the then sole shareholder of the Class II Shares of the Fund.

     4. This Plan shall not take effect until it, with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5. After approval as set forth in paragraphs 3 and 4, this Plan shall take effect. The Plan shall continue in full force and effect as to the Class II shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

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     6.  The Distributor shall provide to the Trustees of the Trust, and the
Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of Class II shares of the Fund on not more than 30 days' written notice to any other party to the Plan.

     8. This Plan may not be amended to increase materially the amount of distribution fee (including any service fee) provided for in paragraph 1 hereof unless amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

     9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     10. The Trust shall preserve copies of this Plan and any related agreements and all reports made to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Trust, on behalf of the Fund, and the Distributor have executed this Service and Distribution Plan as of the 14th day of February, 2000.


THE MUNDER FRAMLINGTON FUNDS TRUST

By: /s/ Terry H. Gardner
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FUNDS DISTRIBUTOR, INC.

By: /s/ Margaret Chambers
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